EXHIBIT 2.2

                             EXTENSION AGREEMENT
                               Merger Agreement

This Agreement is entered effective as of October 31, 1997, between INTELLIGENCE NETWORK INTERNATIONAL, INC. ("INI") and SAFE AID PRODUCTS INCORPORATED, a Delaware corporation ("Safe Aid").

INI and Safe Aid entered into a Merger Agreement dated August 29, 1997 (the "Merger Agreement") pursuant to which it is intended that INI will merge into Safe Aid in a reverse merger (the "Merger"). Section 7 of the Merger Agreement provides that the Merger Agreement may be canceled by either party if the Merger is not closed by October 31, 1997 (the "Cancellation Date"). The parties have prepared a Proxy Statement for solicitation of the approval of Safe Aid's stockholders and, on September 29, 1997, filed such Proxy Statement with the United States Securities and Exchange Commission (the "SEC"). The SEC has indicated that it will review the Proxy Statement. Such review may delay mailing of the Proxy Statement to the stockholders of Safe Aid such that the approval of the Safe Aid stockholders may not be accomplished in time to close the Merger on or before the Cancellation Date. The parties now wish to amend the Merger Agreement to extend the Cancellation Date.

Therefore, in consideration of the mutual promises, covenants and conditions set forth herein, the parties agree as follows:

1. Extension of Cancellation Date. The Cancellation Date is hereby extended to November 30, 1997, provided INI has similarly extended its Acquisition Agreements with Total Micro Computer Systems, Inc. ("Total Micro") and GMG Computer Consultants, Inc. ("GMG") . The Cancellation Date may be further extended by INI, to 30 days after resolution of any comments which the SEC might have on the Proxy Statement, upon written notice to Safe Aid, provided INI has similarly extended its Acquisition Agreements with Total Micro and GMG. The Cancellation Date may not be extended beyond March 1, 1998, however, without the written consent of both INI and Safe Aid.

2. Compliance with Conditions in Merger Agreement. Both INI and Safe Aid represent to each other that their respective Boards of Directors have approved the Merger Agreement, and acknowledge that each other is currently in compliance with all covenants and other obligations contained in the Merger Agreement. INI represents that it has closed its acquisitions of Total Micro and GMG, subject to cancellation if the Merger is not consummated by a certain date. INI represents that it has entered into extension agreements with both Total Micro and GMG extending such date to November 30, 1997, and providing for further extension by INI, to 30 days after resolution of any comments which the SEC might have on the Proxy Statement, upon presentation to Total Micro and GMG of reasonable evidence that Safe Aid is actively pursuing the resolution of any such comments. Safe Aid hereby acknowledges that such companies meet the requirements of Section 9(d) of the Merger Agreement and are acceptable to Safe Aid.

3. Proxy Mailing and Shareholder Solicitation. Safe Aid will mail the Proxy Statement to its shareholders, and INI will pay the postage costs for such mailing.

4. No Further Changes. Except as modified hereby, all of the terms and conditions of the Merger Agreement remain unchanged and in full force and effect.

5. Counterparts. This Agreement may be signed in counterparts, all of which together shall constitute one Agreement.

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6.  Facsimile Signatures.  This Agreement may be signed and delivered by facsimile signature and any such signatures shall be of the same force and effect as original signatures.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.


INTELLIGENCE NETWORK INTERNATIONAL, INC.


By:  /S/Barbara L. Tolley
     ----------------------------
     Barbara L. Tolley, President


SAFE AID PRODUCTS INCORPORATED


By:  /s/Stanley Snyder
     -------------------------
     Stanley Snyder, President